Exhibit 19
Final Form
Amended and Restated Insider Trading Policy
of
Surgery Partners, Inc.
1.Purpose. This Insider Trading Policy (this “Policy”) provides guidelines with respect to transactions in the securities of Surgery Partners, Inc. (the “Company”) and the handling of confidential information about the Company and the companies with which the Company does business. The Company’s Board of Directors has adopted this Policy to promote compliance with U.S. federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information.
2.Persons Subject to the Policy. This Policy applies to all (a) members of the Company’s Board of Directors, executive officers subject to Section 16 of the Securities Exchange Act of 1934, as amended, senior vice presidents and group presidents (collectively, the “Senior Team”), (b) all other employees, contractors and consultants of the Company and its subsidiaries not captured in clause (a) (collectively, the “Employees”), and (c) all other persons that the Company determines should be subject to this Policy, such as persons who have access to material nonpublic information. Any such other persons will be notified by the Compliance Officer (as defined below).
This Policy also applies to (i) your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), (ii) anyone else who lives in your household, (iii) any family members who do not live in your household but whose transactions in Company Securities (as defined below) are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities, and (iv) family trusts, family partnerships and similar entities controlled by you or any such person (collectively, “Other Covered Persons”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to securities transactions of such other persons where the purchase or sale decision is made by one or more third parties not controlled by or related to you or such other persons.
3.Transactions Subject to the Policy. This Policy applies to transactions in the Company’s securities (collectively referred to in this Policy as “Company Securities”), including the Company’s common stock, options to purchase common stock, restricted stock units or any other type of securities that the Company may issue, including, but not limited to, preferred stock, convertible debt and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities.
4.Individual Responsibility. Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. Each individual is responsible for making sure that he or she complies with this Policy, and that any Other Covered Persons whose transactions are subject to this Policy, as discussed above, also complies with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Compliance Officer (as defined below) or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”
5.Administration of the Policy. The Company’s General Counsel, or such other officer as is designated by the Chief Executive Officer, shall serve, in consultation with the Chief Executive Officer, as the Compliance Officer for the purposes of this Policy. In the absence of the Compliance Officer, another employee designated by the Compliance Officer (or, if the Compliance Officer is unavailable, by the Chief Executive Officer, and, if the Chief Executive Officer is unavailable, by the Chief Financial Officer) shall be responsible for administration of this Policy. All determinations and interpretations by the Compliance Officer (or their delegate) shall be final and not subject to further review.
6.Statement of Policy. It is the policy of the Company that a director, officer or other employee of the Company who is aware of material nonpublic information relating to the Company may not, directly or indirectly through any other persons or entities:
•engage in transactions in Company Securities, except as otherwise specified in this Policy under the headings “Transactions Under Company Plans,” “Transactions Not Involving a Purchase or Sale” and “Rule 10b5-1 Plans;”
•pass material nonpublic information on to others, or recommend the purchase or sale of any Company Securities when such persons are aware of material nonpublic information;
•disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or to anyone outside of the Company, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or
•assist anyone engaged in the above activities in contravention of this Policy.
In addition, subject to the Company’s certificate of incorporation and bylaws, it is the policy of the Company that the Senior Team and the Employees (or any other person designated as subject to this Policy) who, in the course of working for the Company, learns of material nonpublic information about a specific company with which the Company does business, including a physician group, customer or a supplier of the Company, may not trade in that company’s securities until the information becomes public or is no longer material.
There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy, unless authorized in advance by the Compliance Officer in writing. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.
7.Definition of Material Nonpublic Information.
7.1.Material Information. Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight.

While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:
•projections of future earnings or losses, or other earnings guidance;
•changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
•a pending or proposed merger, acquisition or tender offer;
•a pending or proposed acquisition or disposition of a significant asset;
•a pending or proposed joint venture;
•a Company restructuring;
•significant related party transactions;
•a change in dividend policy, the declaration of a stock split, or an offering of additional securities;
•bank borrowings or other financing transactions out of the ordinary course;
•the establishment of a repurchase program for Company Securities;
•a change in the Company’s pricing or cost structure;
•major marketing changes;
•a change in management;
•a change in auditors or notification that the auditor’s reports may no longer be relied upon;
•pending or threatened significant litigation, or the resolution of such litigation;

•significant regulatory developments;
•impending bankruptcy or the existence of severe liquidity problems;
•the gain or loss of a significant physician, patient or supplier; and
•the imposition of a ban on trading in Company Securities or the securities of another company.
7.2.Nonpublic Information. Generally, information that has not been disclosed to the public is considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the Dow Jones “broad tape,” newswire services, a broadcast on widely-available internet, radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the Securities and Exchange Commission (the “SEC”) that are available on the SEC’s website. By contrast, information would generally not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers or institutional investors.
Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information is considered nonpublic until the end of the first full trading day after the information is released. For example, if the Company announces financial earnings after market close on Monday or before trading begins on a Tuesday, the first time a director, officer or employee can buy or sell Company Securities is the opening of the market on Wednesday (assuming he or she is not aware of other material nonpublic information at that time). However, if the Company announces earnings after trading begins on that Tuesday, the first time a director, officer or employee can buy or sell Company Securities is the opening of the market on Thursday (again assuming he or she is not aware of other material nonpublic information at that time). Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.
8.Transactions Under Company Plans. This Policy does not apply in the case of the following transactions, except as specifically noted:
8.1.Stock Option Exercises. This Policy does not apply to the exercise of a stock option acquired pursuant to a Company equity incentive plan or to a transaction in which a person has elected to have the Company withhold shares subject to an option award to satisfy tax withholding requirements. This Policy does, however, apply to any sale of shares as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of or taxes associated with an option.
8.2.Restricted Stock and Similar Awards. This Policy does not apply to the vesting of restricted stock, the settlement of restricted stock unit or similar awards, or to a transaction in which you elect to have the Company withhold shares to satisfy tax withholding requirements upon the vesting of any restricted stock or the vesting or settlement of any restricted stock unit. The Policy does apply, however, to any market

9.Transactions with the Company. Any purchase of Company Securities from the Company or sales of Company Securities to the Company are not subject to this Policy.
10.Transactions Not Involving a Purchase or Sale. Bona fide gifts are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the Company Securities while the officer, employee or director is aware of material nonpublic information. Further, transactions in mutual funds that are invested in Company Securities are not transactions subject to this Policy.sale of restricted stock or other Company Securities received upon the settlement of any restricted stock unit or similar award.
11.Special and Prohibited Transactions. The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It is therefore the Company’s policy that any persons covered by this Policy may not engage in any of the following transactions:
11.1.Short-Term Trading. Short-term trading of Company Securities may be distracting to the person trading and may unduly focus the person on the Company’s short-term performance instead of the Company’s long-term business objectives. For these reasons, and in accordance with Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any director or executive officer of the Company who purchases Company Securities may not sell any Company Securities of the same class during the six months following the purchase (or vice versa).
11.2.Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited by all persons who are subject to this policy. In addition, these transactions are prohibited Section 16(c) of the Exchange Act. Short sales arising from certain types of hedging transactions are also governed by the paragraph below captioned “Hedging Transactions.”
11.3.Publicly Traded Options. Given the relatively short term of publicly traded options, transactions in options may create the appearance that a director, officer or employee is trading based on material nonpublic information and such person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. Option positions arising from certain types of hedging transactions are governed by the next paragraph below.
11.4.Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a member of the Senior Team or Employee to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, such person may no longer have the same objectives as the Company’s other shareholders.

Therefore, all members of the Senior Team and Employees are prohibited from engaging in any such transactions.
11.5.Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, each member of the Senior Team is prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan without the approval of the Compliance Officer. Pledges of Company Securities arising from certain types of hedging transactions are governed by the paragraph above captioned “Hedging Transactions.”
11.6.Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company Securities other than pursuant to approved Rule 10b5-1 Plans. If a member of the Senior Team determines that they must use a standing order or limit order, that person must contact the Compliance Officer for clearance to place the order.
12.Additional Procedures. The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety in an Addendum to Insider Trading Policy. That Addendum and the additional procedures therein are applicable only to the Senior Team and other persons, because they are in a position to routinely become aware of material nonpublic information, periodically designated by the Compliance Officer as being subject to these procedures. The Compliance Officer will notify you if you are subject to the Addendum.
13.Rule 10b5-1 Plans. Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions. To comply with the Policy, a Rule 10b5-1 Plan must be approved by the Compliance Officer and meet the requirements of Rule 10b5-1. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

Any Rule 10b5-1 Plan must be submitted to the Compliance Officer for approval at least five days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.
14.Post-Termination Transactions. This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material.
15.Consequences of Violations. The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company’s Securities, is prohibited by U.S. federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as foreign regulatory authorities. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.
In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. In addition to the formal sanctions summarized above, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.
16.Company Assistance. Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Compliance Officer.
17.Certification. All persons subject to this Policy must certify their understanding of, and intent to comply with, this Policy.

CERTIFICATION
I certify that:
1.I have read and understand the Insider Trading Policy (the “Policy”) of Surgery Partners, Inc. (the “Company”). I understand that the Compliance Officer is available to answer any questions I have regarding the Policy.
2.Since September 21, 2015, or such shorter period of time that I have been an employee, officer or director of the Company, or otherwise subject to the Policy, I have complied with the Policy.
3.I will continue to comply with the Policy for as long as I am subject to the Policy.

Printname:      Signature:      Date:

Final Form
Addendum to Insider Trading Policy of Surgery Partners, Inc.
The Company has established additional procedures in order to assist the Company in the administration of its Insider Trading Policy (the “Policy”), to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to directors, executive officers subject to Section 16 of the Securities Exchange Act of 1934, as amended (“executive officers”), senior vice presidents and group presidents (“senior managers”) and other persons, because they are in a position to routinely become aware of material nonpublic information, periodically designated by the Compliance Officer as being subject to these procedures. The Compliance Officer will notify those individuals who are subject to this Addendum.

Each person who is subject to this Addendum is responsible for making sure that he or she complies with this Addendum, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed in the Policy, also complies with this Addendum. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Compliance Officer or any other person does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

1.Pre-Clearance Procedures. Directors, executive officers, senior managers and other persons who are designated by the Compliance Officer as being subject to this Addendum may not engage in any transaction in Company Securities at any time, even if not subject to a Blackout Period (as defined below), without first obtaining pre-clearance of the transaction from the Compliance Officer. A request for pre-clearance should be submitted to the Compliance Officer at least two trading days in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction.
When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the Compliance Officer. The requestor should also indicate whether he or she has effected any “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5, if applicable. The requestor should also be prepared to comply with SEC Rule 144 and file a Form 144, if necessary, at the time of any sale. After receiving clearance to engage in a trade from the Compliance Officer, the requestor must complete the proposed trade within two trading days or make a new trading request.

2.Quarterly Trading Restrictions. Directors, executive officers, senior managers and other persons subject to this Addendum may not engage in any transaction in Company Securities, during a “Blackout Period” beginning two weeks prior to the end of each fiscal quarter and ending after the first full trading day following the date of the public release of the Company’s earnings results for that quarter. In other words, these persons may only conduct transactions in Company Securities during the “Window Period” beginning the day after the first full trading day following the public release of the Company’s quarterly earnings and ending two weeks prior to the close of the next fiscal quarter. Notwithstanding the forgoing, in the event that the Company does not publicly release its annual earnings prior to the last trading day of the second month of the first fiscal quarter, the Window Period will begin on the first full trading day following the public release of the Company’s annual earnings and close on the day that is one week prior to the close of the fiscal quarter.
3.Event-Specific Trading Restrictions. From time to time, an event may occur that is material to the Company and is known by only a few directors, executive officers, senior mangers and/or employees. So long as the event remains material and nonpublic, such persons as designated by the Compliance Officer may not trade Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, designated persons should refrain from trading in Company Securities prior to the commencement of the Blackout Period. In that situation, the Compliance Officer may notify these persons that they should not trade in the Company’s Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole, and should not be communicated to any other person. Even if the Compliance Officer has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material nonpublic information.
4.Exceptions. The quarterly trading restrictions and event-specific trading restrictions described above do not apply to those transactions to which the Policy does not apply, as described above under the headings “Transactions Under Company Plans,” “Transactions Not Involving a Purchase or Sale” and “Transactions with the Company.” Further, the requirement for pre-clearance, the quarterly trading restrictions and event-specific trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under the heading “Rule 10b5-1 Plans.”